Exhibit 99.1

For Immediate Release

For more information contact:
Rex S. Schuette
Executive Vice President &
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

BLAIRSVILLE, GA.  -  May 1, 2008 – The Board of Directors of United Community Banks, Inc. appointed Cathy Cox, the former Secretary of the State of Georgia and the current President of Young Harris College, to serve as a director of the company.

Cox has been President of Young Harris College since 2007.  Prior to becoming Young Harris College President, Cox served as the Secretary of State of Georgia from 1999 – 2007.  She also has served in the Georgia House of Representatives and was the state’s Assistant Secretary of State.  During 2007, Cox also served as the Carl E. Sanders Political Leadership Chair at the University of Georgia School of Law.

As an attorney, Cox was a partner in the firm of Lambert, Floyd & Conger from 1988 – 1996 and was an associate at the firm of Hansell & Post from 1986 – 1988.  She also worked as a journalist in the early 1980s.

Cox holds an honorary Doctor of Laws and a Juris Doctorate from Mercer University, Walter F. George School of Law.  She also holds a Bachelor of Arts in Journalism from the University of Georgia, Grady College of Journalism.

“We are quite honored to have such an esteemed and accomplished individual as Cathy Cox as a member of United’s Board of Directors,” stated Board Chairman Robert Head, Jr.  “Cathy brings a breadth of legal experience, business acumen and community involvement to this Board and we are confident that she will make an immediate, positive impact.”

Founded in 1886, Young Harris College is a private United Methodist-affiliated liberal arts college located in Young Harris, Georgia.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United Community Banks has assets of $8.4 billion and operates 27 community banks with 109 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee.  The company specializes in providing personalized community banking services to individuals and small to mid-size businesses.  United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at the company’s web site at www.ucbi.com.

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